[Paul, Weiss, Rifkind, Wharton & Garrison LLP Letterhead]

Exhibit 8.1

[FORM OF OPINION AS TO TAX MATTERS]

[                    ], 2007

Board of Directors

Abitibi-Consolidated Inc.

1155 Metcalfe Street, Suite 800

Montreal, Quebec H3B 5H2

Ladies and Gentlemen:

We have acted as counsel to Abitibi-Consolidated Inc., a corporation amalgamated under the laws of Canada (“Abitibi”), in connection with (i) the acquisition of each of Abitibi and Bowater Incorporated (“Bowater”) by AbitibiBowater Inc. (“AbitibiBowater”) pursuant to the Plan of Arrangement and the Merger (the “Combination”) under the terms of that certain Combination Agreement and Agreement and Plan of Merger, dated as of January 29, 2007 (the “Combination Agreement”), and (ii) the preparation of the Registration Statement on Form S-4, including the joint proxy statement/prospectus/management information circular therein, to which this opinion letter is filed as an exhibit (the “Registration Statement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Combination Agreement.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Combination Agreement, (ii) the Registration Statement and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the Combination will be consummated in accordance with the Combination Agreement.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that the Combination Agreement and such other documents, certificates, and records are, and will continue to be, duly authorized, valid, and enforceable.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Abitibi, Bowater and AbitibiBowater (including, without limitation, those representations made to us by Abitibi, Bowater, and AbitibiBowater in their representation letters to us dated [            ], 2007 and delivered to us for purposes of this opinion, and those representations and statements set forth in the Combination Agreement) and we have assumed that such statements and representations are and will continue to be true, correct, and complete without regard to any qualification as to knowledge or belief.

Our opinion is based on the United States Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

In our opinion, subject to the assumptions and qualifications set forth herein, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Combination” to the extent that such discussion relates to matters of United States federal income tax law, is accurate in all material respects.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of any transactions related to the Combination or contemplated by the Combination Agreement and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. Furthermore, our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the date hereof of the Combination in U.S. federal income tax law that may affect our opinion. In addition, there can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Combination or that contrary positions may not be taken by the Internal Revenue Service. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all the relevant times, our opinion would be adversely affected and should not be relied upon.

Board of Directors, Abitibi-Consolidated Inc.

[                    ], 2007

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,